EXHIBIT 10.2

Amy Trombly
1320 Centre Street, Suite 202
Newton, Massachusetts 02459

Richard Gabriel
Chief Executive Officer
DNAPrint Genomics, Inc.
1621 W. University Parkway
Sarasota, FL 34243

February 16, 2007

Dear Mr. Gabriel,

This letter is to document our agreement that DNAPrint Genomics ( “DNAPrint”) will pay for legal services in registered common stock. We agreed that I will be issued up to 8,000,000 shares of DNAPrint Genomics, Inc. common stock, that are to be registered on a Form S-8 prior to issuance, as consideration for legal consultation and services for DNAPrint as set forth in our engagement letter.

Within thirty days of receiving an invoice from Trombly Business Law, DNAPrint will either pay the invoice in cash or issue shares based upon the following calculation:

The average low price is computed by averaging the low price of the DNAPrint common stock for three days prior to the invoice date per the http://integratir.com/ site. This average low price will be discounted by 15% to determine the conversion price. The invoice amount will be divided by the conversion price to equal the number of shares to issue. Here is an example using $1,000 invoice.

$0.010 low price 5th day before invoice
$0.009 low price 4th day before invoice
$0.011 low price 3rd day before invoice

$0.010 Average low price for three days prior to invoice date
15% Discount on price for fees
$0.0085 conversion price
$1,000 amount owed
Shares owed: 117,647

With fifteen days notice, Trombly Business Law and/or DNAPrint can cancel this agreement and require all payments owed to Trombly Business Law to be made in cash.

If you have any questions regarding the foregoing, please do not hesitate to contact me. Please review, date and sign a copy of this letter agreement and return it to me as soon as possible.

Very truly yours,

/s/ Amy Trombly
Amy M. Trombly, Esq.

Accepted and Agreed
For DNAPrint Genomics, Inc.

/s/ Richard Gabriel	February 16, 2007
Richard Gabriel	Date
President and Chief Executive Officer